All records
Criteria	count	PBAL	%SS1	CombLTV
All Records	1,759	1,012,724,918.79	39.26	74.631
Total:	1,759	1,012,724,918.79	39.26	74.631

22. Debt-to-Income Ratio

Debt-to-Income Ratio	Count	Balance	Percent	GWAC	NWAC	FICO	LTV	%IO	%FullDoc	%OO	%1yrLIB	%1yrCMT	MTR	Age
Less than or equal to 0.000%	108	$54,915,017	5.40%	5.486	5.232	708	69	63	44.7	98.2	4.7	92.8	113	2
0.001% to 5.000%	4	2,175,367	0.2	4.779	4.529	794	66	100	59	22.8	0	100	52	8
5.001% to 10.000%	17	9,006,518	0.9	5.056	4.767	731	72	84	44.9	58.2	38.7	61.3	59	6
10.001% to 15.000%	43	31,180,802	3.1	4.978	4.725	742	65	78	66.4	69.6	22.6	77.4	58	6
15.001% to 20.000%	73	48,614,792	4.8	4.993	4.734	742	60	93	45.5	73.5	32	68	58	6
20.001% to 25.000%	141	92,259,403	9.1	5.035	4.777	748	63	85	43.9	81.5	31.5	68.5	59	6
25.001% to 30.000%	212	124,502,994	12.3	5.173	4.914	733	69	89	41.4	94.7	45.8	54.2	62	5
30.001% to 35.000%	310	181,638,183	17.9	5.203	4.944	739	69	90	41.3	95	51.5	48.5	62	5
35.001% to 40.000%	358	197,039,264	19.5	5.298	5.038	739	71	87	46.8	97.5	62.1	37.9	63	4
40.001% to 45.000%	298	162,949,017	16.1	5.273	5.016	742	73	88	57.5	96.3	61	39	64	4
45.001% to 50.000%	146	79,263,086	7.8	5.201	4.946	739	73	86	56.9	93.9	44.4	55.6	60	5
50.001% to 55.000%	39	22,558,478	2.2	5.563	5.307	727	72	82	48.2	97.7	90.3	9.7	71	3
55.001% to 60.000%	7	4,917,999	0.5	4.889	4.631	720	67	100	61.1	80.9	18.1	81.9	60	7
60.001% to 65.000%	2	1,224,000	0.1	4.815	4.565	726	64	100	100	100	0	100	52	8
80.001% to 85.000%	1	480,000	0	4.75	4.5	694	64	100	0	100	0	100	51	9
Total:	1,759	$1,012,724,919	100.00%	5.216	4.958	738	69	87	48	92.2	48.1	51.8	65	5

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